Exhibit 99.1

INmune Bio, Inc. Announces $15 Million Credit Facility to Purchase Xencor Option to Reduce Future Dilution

Purchase of Xencor Option potentially eliminates approximately 2.1 million shares of INmune future common stock dilution upon execution.

LA JOLLA, Calif, June 14, 2021 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB) (the, “Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, announced today that the Company has entered into a new $15 million credit facility with Silicon Valley Bank (SVB) and an affiliate of SVB Financial Group. INmune intends to use the proceeds from the facility to partially fund the buyout of an option held by Xencor, Inc., resulting from INmune’s in-licensing of XPro1595 (now known by its generic name, pegipanermin) in October 2017. Total consideration to be paid to Xencor by INmune is $18.3 million, comprised of $15 million of cash and $3.3 million of INMB shares at a price of $17.14 resulting in the issuance of 192,533 shares.

Pursuant to the original 2017 in-licensing agreement, INmune granted Xencor an option to purchase an additional number of shares of common stock equal to 10% of INmune’s fully diluted company shares for a period of seven years. The retirement of the Xencor option eliminates an estimated 2.1 million shares of potential future common stock dilution upon exercise of the option.

Concurrent with this transaction, David Szymkowski, Ph.D., Vice President of Preclinical Operations at Xencor, stepped down from INmune’s Board of Directors.

“INmune Bio has made significant progress to date on the development of XPro1595, including the announcement of encouraging data in Alzheimer's disease earlier this year,” stated David Szymkowski, PhD, Vice President of Preclinical Operations at Xencor. “XPro1595 is a novel approach to addressing the neuroinflammation implicated in a number of serious neurological indications, where more effective treatment options are desperately needed. We look forward to INmune's continued progress as XPro1595 advances in multiple clinical studies.”

“We are grateful to the team at Xencor for reaching this agreement and allowing us to simplify our capital structure,” stated RJ Tesi, MD, Chief Executive Officer of INmune Bio. “We remain acutely focused on the timely initiation of Phase 2 trials of XPro1595 in Alzheimer’s and treatment resistant depression later this year.”

About XPro1595 (Pegipanermin)

XPro1595 is a next-generation inhibitor of tumor necrosis factor (TNF) that uses a dominant-negativeTNF technology that is very different from approved TNF inhibitors that block the effects of both soluble and trans-membrane TNF. Pegipanermin neutralizes soluble TNF, without affecting trans-membrane TNF or TNF receptors. XPro1595 could have substantial beneficial effects in patients with Alzheimer’s and other neurodegenerative diseases by decreasing neuroinflammation. For more information about the importance of targeting neuroinflammation in the brain to improve cognitive function and restore neuronal communication visit this section of the INmune Bio’s website.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms. The DN-TNF product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and mechanistic target of many diseases. DN-TNF is currently being developed for COVID-19 complications (Quellor™), cancer (INB03™), Alzheimer’s and Treatment Resistant Depression (XPro1595), and NASH (LIVNate™). The Natural Killer Cell Priming Platform includes INKmune™ aimed at priming the patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

Information about Forward-Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, Quellor™, XPro1595, LIVNate™, and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved and there cannot be any assurance that they will be approved or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:
David Moss, CFO
(858) 964-3720
DMoss@INmuneBio.com

Investor Contact:
Chuck Padala
LifeSci Advisors
(646) 627-8390
chuck@lifesciadvisors.com

Media Contact:
Michael Tattory
LifeSci Communications
609-802-6265
mtattory@lifescicomms.com